EXHIBIT 5

                  McGOWAN, ENGEL, TUCKER, GARRETT & SCHULTZ

      (A PROFESSIONAL ASSOCIATION INCLUDING A PROFESSIONAL CORPORATION)
                             COUNSELLORS AT LAW
PAUL A. McGOWAN, III           125 HIGH STREET
MARK D. ENGEL           HIGH STREET TOWER, SUITE 2601
THOMAS H. TUCKER         BOSTON. MASSACHUSETTS 02110
ROBERT W. GARRETT              (617) 951-9980
STEPHEN SCHULTZ           TELECOPIER (617) 951-0048
  ----------------                                              PETER L. KOFF
CATHY P. BROOKS                                                  OF COUNSEL

                                April 3, 1998


Board of Directors
Slade's Ferry Bancorp
Box 390
Somerset, MA 02726

Dear Sirs:

      The undersigned has acted as counsel to Slade's Ferry Bancorp (the "Company") which is filing a Registration Statement (S-8) under the Securities Act of 1933 relating to the registration and proposed offering of 250,000 shares of the Company's Common Stock, $.01 par value, pursuant to the Company's Stock Option Plan for key employees and non-employee directors.

      I have examined the Company's Certificate of Incorporation, its By-laws and such other records and documents as I deem necessary as a basis for this opinion.

      Based on the foregoing examination, I am of the opinion that:

      1. The Company was duly incorporated and is validly existing under the laws of the Commonwealth of Massachusetts;

      2. The shares of Common Stock of the Company being registered will, when issued, be legally issued, fully paid and non-assessable.

      I hereby consent to the reference to me under the caption "Legal Opinions" in the Prospectus included in the aforementioned Registration Statement.



                                       Sincerely,

                                       /s/ Thomas H. Tucker

                                       Thomas H. Tucker